Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Financial Results from Continuing Operations for Its Fiscal 2014 Fourth Quarter and Full Year

Fourth Quarter Highlights:

  Revenues grew 8.3 percent to $187.4 million, compared with $173.0 million in the prior year period.
  Gross profit margin percent increased 160 basis points to 42.6 percent, compared with 41.0 percent in the prior year period.
  EBITDA, excluding stock-based compensation, increased 80.0 percent, or $5.0 million, to $11.3 million, compared with $6.3 million in the prior year period.
  EPS from continuing operations increased to $0.05 per-fully diluted share, compared with $0.01 per fully-diluted share in the prior year period.

Full Year Highlights:

  Revenues grew 2.8 percent to $756.3 million, compared with $735.5 million in the prior year.
  EBITDA, excluding stock-based compensation, was $48.2 million, compared with $48.9 million in the prior year period.
  EPS from continuing operations was $0.22 per fully-diluted share, compared with $0.24 per fully-diluted share in the prior year.
  Free Cash Flow grew 34.0 percent to $19.6 million.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--September 11, 2014--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the world’s leading florist and gift shop, today reported results for its fiscal 2014 fourth quarter and full year. For the fourth quarter, total revenue from continuing operations increased 8.3 percent to $187.4 million, compared with $173.0 million in the prior year period. The increase primarily reflects the shift of the Easter holiday into the Company’s fiscal fourth quarter, compared with the prior year when the holiday fell in the Company’s fiscal third quarter, as well as continued solid growth in the Company’s BloomNet wire service business and its Gourmet Food and Gift Baskets ecommerce channels.

Gross profit margin from continuing operations for the quarter increased 160 basis points to 42.6 percent, compared with 41.0 percent in the prior year period, primarily reflecting the strong ecommerce and retail revenue growth in the Company’s Gourmet Food and Gift Baskets brands. Operating expense ratio for the quarter improved 70 basis points to 40.0 percent of total net sales, compared with 40.7 percent in the prior year, reflecting the higher revenues in the quarter and the Company’s continued focus on leveraging its operating platform. As a result of these factors, EBITDA for the quarter, excluding stock-based compensation, increased 80 percent to $11.3 million, compared with $6.3 million in the prior year period.

Net income from continuing operations attributable to 1-800-FLOWERS.COM, Inc. increased to $3.1 million, or $0.05 per fully-diluted share, compared with $538,000, or $0.01 per fully-diluted share in the prior year period.

Revenues from continuing operations for the Company’s full fiscal 2014 year grew 2.8 percent to $756.3 million, compared with $735.5 million in the prior year. Gross margin for the year increased 20 basis points to 41.7 percent, compared with 41.5 percent in the prior year. Operating ratio for the year was 38.6 compared with 38.0 in the prior year period. As a result of these factors, EBITDA, excluding stock-based compensation expense, was $48.2 million, compared with $48.9 million in the prior year. Net income from continuing operations attributable to 1-800-FLOWERS.COM, Inc. was $14.6 million, or $0.22 per fully-diluted share, compared with $15.7 million, or $0.24 per fully-diluted share, in the prior year. The slightly lower year-over-year EBITDA, net income and net income per fully diluted share reflect the impact of the severe winter weather during fiscal 2014, particularly the winter storm that occurred during the important Valentine holiday.

Free Cash Flow for the year increased 34.0 percent to $19.6 million, compared with $14.6 million in the prior year period. This primarily reflected the Company’s continued focus on managing its working capital, the positive effect of which more than offset an additional $2.9 million in capital expenditures incurred during fiscal 2014, compared with the prior year, for the expansion of the Company’s Cheryl’s brand bakery facility. The expansion more than doubled production capacity to accommodate continued strong ecommerce growth in the Cheryl’s business.

Consolidated net income attributable to 1-800-FLOWERS.COM, Inc. for the year, including results from discontinued operations, was $15.4 million, or $0.23 per fully-diluted share, compared with $12.3 million, or $0.19 per share in the prior year. For the fiscal fourth quarter, consolidated net income attributable to 1-800-FLOWERS.COM, Inc., including results from discontinued operations, was $3.4 million, or $0.05 per fully-diluted share, compared to a loss of $1.7 million, or ($0.03) per share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “During fiscal 2014 we continued to focus on managing those aspects of our business that we can control and where we can effect positive improvements. We grew revenues across all three of our business segments for both the quarter and the full year despite the continued uneven consumer economy. In terms of bottom line results, lower contribution margin in our Consumer Floral segment reflected lower returns on our marketing spending due to the aforementioned consumer environment and, more specifically, full year results were affected by the severe winter weather that impacted much of the country, culminating in the Valentine holiday snow storm. This was largely offset by the solid year-over-year performance in our BloomNet wire service business and the strong improvement in contribution margin in our Gourmet Food and Gift Baskets segment.

“Throughout the year, BloomNet continued to expand its market position versus its legacy wires service competitors through increased penetration for its expanded suite of products and services and its innovative technology offerings – all designed to help florists grow their businesses. In our Gourmet Foods and Gift Baskets segment, we achieved strong bottom-line results in both the fourth quarter and full year, primarily reflecting the effectiveness of the measures we implemented to enhance operations at our Fannie May Fine Chocolates business. Importantly, the changes we made have positioned the Fannie May brand for accelerated growth and profitability in the years ahead.”

McCann noted that the Company grew its free cash flow 34.0 percent for the year to nearly $19.6 million and finished the year with no debt on its balance sheet. For the year, the Company used approximately $8.3 million to buy back its shares. “Our strong balance sheet, combined with our growing cash flows, provides us with significant flexibility to grow our business and enhance shareholder value in fiscal 2015 and over the long term,” he said.

Category Results:

The Company provides selected financial results for its business categories in the tables attached to this release and as follows:

  Consumer Floral: fourth quarter revenues grew 3.6 percent to $130.4 million and full-year revenues grew 2.4 percent to $421.3 million, compared with $125.9 million and $411.5 million in the respective prior year periods. Gross profit margin was 39.6 percent for the quarter and 39.1 percent for the full year, compared with 40.5 percent and 39.8 percent in the respective prior year periods. Revenue growth and the lower gross margin percentage were largely attributable to the consolidation of the operating results of iFlorist, a UK-based floral and gift provider, in which the Company increased its ownership to a majority position in December 2013. Gross margin for the year also reflects the aforementioned impact of the severe winter weather, particularly the effect of the Valentine holiday winter storm. Category contribution margin was $14.0 million for the quarter and $40.3 million for the full year, compared with $16.1 million and $47.2 million in the respective prior year periods. The lower contribution margin for both the quarter and the year reflect the aforementioned lower gross margin for the periods, as well as increased marketing investments, particularly during the fourth quarter, that did not generate sufficient revenue growth.
  BloomNet Wire Service: fourth quarter revenues increased 4.2 percent to $21.4 million and full year revenues increased 2.9 percent to $84.2 million, compared with $20.5 million and $81.8 million in the respective prior year periods. Gross profit margin increased 80 basis points to 53.0 percent in the fourth quarter and 240 basis points to 53.3 percent for the year, compared with 52.2 percent and 50.9 percent in the respective prior year periods, primarily reflecting product mix. Contribution margin was $6.7 million in the fourth quarter and $26.7 million for the full year, compared with $6.8 million and $25.6 million in the respective prior year periods.
  Gourmet Food and Gift Baskets: fourth quarter revenues increased 34.0 percent to $35.8 million and full year revenues grew 3.6 percent to $252.0 million, compared with $26.7 million and $243.2 million in the respective prior year periods. Revenue growth for the quarter primarily reflected the shift of the Easter holiday into the Company’s fiscal fourth quarter compared with the prior year when the holiday fell in the Company’s fiscal third quarter. Continued strong ecommerce growth in the Company’s Cheryl’s brand also contributed to revenue growth for the quarter and the year while full year growth benefited from increased gift baskets sales into the mass channel. Gross profit margin for the quarter increased 1,390 basis points to 46.8 percent and 110 basis points to 41.7 percent for the year, compared with 32.9 percent and 40.6 percent in the respective prior year periods. The significant increase in the fourth quarter primarily reflected the increased revenues associate with the aforementioned shift of the Easter holiday, as well as benefits from the improved performance at Fannie May, which also benefited full year gross margin. Reflecting the revenue growth and gross margin improvements, contribution margin was $1.3 million for the quarter and $27.1 million for the full year, compared with a loss of $6.6 million and income of $20.3 million in the respective prior year periods.

Customer Metrics

In terms of its key customer metrics from continuing operations, approximately 4.9 million e-commerce customers placed orders during fiscal 2014, of which 51.9 percent were repeat customers. During the year, the Company attracted approximately 2.4 million new customers. For the fiscal fourth quarter, the Company said approximately 1.7 million e-commerce customers placed orders, with repeat customers representing 60.2 percent of the total. During the quarter, the Company attracted approximately 675,000 new e-commerce customers.

Company Guidance*:

For fiscal 2015, the Company said it expects to achieve revenue growth across all three of its business segments with consolidated revenue growth for the year anticipated to be in the mid-single-digit range. The Company expects to grow EBITDA and EPS at rates in excess of expected revenue growth reflecting anticipated continued improvements in gross profit margin and operating leverage. The Company also anticipates generating Free Cash Flow for the year of approximately $25 million. [*The Company noted that this guidance does not include any benefits from the recently announced acquisition of Harry & David Holdings, Inc.]

McCann said, “For 2015, we have a number of initiatives in place that we believe will enable us to drive enhanced top and bottom-line growth, including:

  our growing FruitBouqets.com business where we are building momentum toward national coverage;
  our growing market position for BloomNet through its innovative products, services and technology offerings that continues to outpace the competition, our expanded production capacity at Cheryl’s that will enable us to build on what is already strong growth and customer loyalty;
  our reinvigorated Fannie May operations where we are now tuning our focus to driving accelerated revenue growth;
  and, our new, consolidated customer database and multi-brand website which we believe will benefit all of our brands by further enhancing our position as our customer’s leading, one-stop destination for all of their gifting and celebratory needs.”

McCann noted that the Company’s planned acquisition of Harry & David Holdings, Inc., which is anticipated to close in October 2014, would significantly enhance Fiscal 2015 results. “Adding the iconic Harry & David name and its growing business to our expanding family of great gifting brands will increase our total annual revenue to more than $1 billion and add to our EBITDA, EPS and Free Cash Flow in fiscal 2015. It also further extends our position as the leading destination for all of our customers’ celebratory and gifting occasions and significantly enhances our gift offering in the growing Gourmet Food and Gift Baskets space.”

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses The Company presents EBITDA, Adjusted EBITDA from continuing operations and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 38 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM was awarded the 2014 Silver Stevie Award, recognizing the organization's outstanding Customer Service and commitment to our 100% Smile Guarantee. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Top 500 Guide” for 2014. Of Internet Retailer’s “2013 Top 100 E-Retailers,” 1-800-FLOWERS.COM was named one of 12 e-retailers that LightningBuy mobile analysts deemed “exceptional user interface for consumers using guest checkout.” 1-800-FLOWERS.COM received a Gold Award for Best User Experience on a Mobile Optimized Site for the 2013 Horizon Interactive Awards. 1-800-FLOWERS.COM is rated EXCELLENT by StellaService which represents a general high quality of service for its customer service performance. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from: The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); incredible, carved fresh fruit arrangements from FruitBouquets.comsm (www.fruitbouquets.com); top quality steaks and chops from Stock Yards® (www.stockyards.com); as well as premium branded customizable invitations and personal stationery from FineStationery.com® (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a source for creative party ideas, must-read articles, online invitations and ecards, all created to help people celebrate holidays and the everyday. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, but are not limited to, statements regarding the Company’s expectations for: continued market penetration in its BloomNet wire service business, its ability to leverage its consolidated customer database and new multi-brand website to attract and retain customers and help grow revenues; its ability to achieve its guidance for consolidated revenue growth for the full year in mid-single digit range along with higher year-over-year increases in EBITDA and EPS and Free Cash Flow in excess of $25 million; its ability to leverage its operating platform and reduce operating expense ratio, its ability to utilize its expanded production capacity at Cheryl’s to drive incremental revenue growth; its ability to accelerate revenue growth at its Fannie May brand; its ability to obtain the necessary financing to fund the proposed acquisition of Harry & David; its ability to get regulatory and other approvals necessary to complete the acquisition of Harry & David; its ability to achieve the stated expectation of accretive top and bottom-line results related to the acquisition of Harry & David; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, September 11 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 84488447.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	June 29, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$5,203	$154
Receivables, net	13,339	14,957
Inventories	58,520	55,756
Deferred tax assets	5,156	5,746
Prepaid and other	9,600	9,941
Current assets of discontinued operations	-	6,095
Total current assets	91,818	92,649

Property, plant and equipment, net	60,147	52,943
Goodwill	60,166	47,943
Other intangibles, net	44,616	43,276
Deferred tax assets	2,002	2,127
Other assets	8,820	10,086
Non-current assets of discontinued operations	-	1,049
Total assets	$267,569	$250,073

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$24,447	$26,235
Accrued expenses	49,517	45,044
Current maturities of long-term debt	343	-
Current liabilities of discontinued operations	-	4,484
Total current liabilities	74,307	75,763

Deferred tax liabilities	649	-
Other liabilities	6,495	5,039
Total liabilities	81,451	80,802
Total 1-800-FLOWERS.COM, Inc. stockholders' equity	183,199	169,271
Non-controlling interest in subsidiary	2,919	-
Total equity	186,118	169,271
Total liabilities and equity	$267,569	$250,073

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Three Months Ended		Year Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net revenues:
E-commerce (combined online and telephonic)	$148,083	$139,109	$548,976	$536,550
Other	39,286	33,854	207,369	198,947
Total net revenues	187,369	172,963	756,345	735,497
Cost of revenues	107,513	102,134	440,672	430,305
Gross profit	79,856	70,829	315,673	305,192
Operating expenses:
Marketing and sales	51,131	48,075	194,847	186,720
Technology and development	5,756	5,328	22,518	21,700
General and administrative	12,810	12,016	54,754	52,188
Depreciation and amortization	5,191	4,992	19,848	18,798
Total operating expenses	74,888	70,411	291,967	279,406
Operating income	4,968	418	23,706	25,786
Interest expense and other, net	(398)	32	(1,357)	(991)
Income from continuing operations before income taxes	4,570	450	22,349	24,795
Income tax expense (benefit) from continuing operations	1,813	(88)	8,403	9,073
Income from continuing operations	2,757	538	13,946	15,722
Loss from discontinued operations, net of tax	295	(749)	(86)	(1,889)
Gain (loss) on sale of discontinued operations, net of tax	-	(1,512)	815	(1,512)
Income (loss) from discontinued operations, net of tax	295	(2,261)	729	(3,401)
Net income (loss)	3,052	(1,723)	14,675	12,321
Less: Net loss attributable to noncontrolling interest	(356)	-	(697)	-
Net income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$3,408	$(1,723)	$15,372	$12,321

Basic net income (loss) per common share attributable to 1-800- FLOWERS.COM, Inc.:
From continuing operations	$0.05	$0.01	$0.23	$0.24
From discontinued operations	$0.00	(0.04)	0.01	(0.05)
Basic net income per common share	$0.05	$(0.03)	$0.24	$0.19

Diluted net income (loss) per common share attributable to 1-800- FLOWERS.COM, Inc.:				64,218
From continuing operations	$0.05	$0.01	$0.22	$0.24
From discontinued operations	$0.00	(0.03)	0.01	(0.05)
Diluted net income per common share	$0.05	$(0.03)	$0.23	$0.19

Weighted average shares used in the calculation of net income (loss) per common share
Basic	64,112	63,891	64,035	64,369
Diluted	66,157	66,620	66,460	66,792

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Years ended
	June 29, 2014	June 30, 2013
Operating activities:
Net income	$14,675	12,321
Reconciliation of net income to net cash provided by operating activities, net of acquisitions:
Operating activities of discontinued operations	1,586	(179)
Loss (gain) on sale of discontinued operations	(1,300)	2,348
Depreciation and amortization	19,848	18,798
Amortization of deferred financing costs	306	420
Deferred income taxes	1,454	(811)
Bad debt expense	1,656	1,085
Stock-based compensation	4,664	4,283
Excess tax benefit from stock-based compensation	(1,837)	(739)
Other non-cash items	755	483
Changes in operating items, excluding the effects of acquisitions:
Receivables	(1,893)	(4,108)
Inventories	(2,564)	(1,823)
Prepaid and other	436	(1,655)
Accounts payable and accrued expenses	2,660	4,368
Other assets	(262)	(609)
Other liabilities	2,355	463
Net cash provided by operating activities	42,539	34,645

Investing activities:
Acquisitions, net of cash acquired	(9,000)	(3,700)
Capital expenditures	(22,985)	(20,044)
Purchase of investments	8	(903)
Other, net	(11)	117
Investing activities of discontinued operations	500	-
Net cash used in investing activities	(31,488)	(24,530)

Financing activities:
Acquisition of treasury stock	(8,317)	(9,599)
Excess tax benefit from stock based compensation	1,837	739
Proceeds from exercise of employee stock options	527	535
Proceeds from bank borrowings	127,000	62,000
Repayment of notes payable and bank borrowings	(127,052)	(91,250)
Debt issuance cost	-	(1,234)
Repayment of capital lease obligations	-	(6)
Other	3	-

Net cash used in financing activities	(6,002)	(38,815)

Net change in cash and cash equivalents	5,049	(28,700)
Cash and cash equivalents:
Beginning of year	154	28,854
End of year	$5,203	$154

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended			Year Ended
	June 29, 2014	June 30, 2013	% Change	June 29, 2014	June 30, 2013	% Change
Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$130,398	$125,918	3.6%	$421,336	$411,526	2.4%
BloomNet Wire Service	21,370	20,502	4.2%	84,199	81,822	2.9%
Gourmet Food & Gift Baskets	35,797	26,716	34.0%	251,990	243,225	3.6%
Corporate	197	195	1.0%	797	789	1.0%
Intercompany eliminations	(393)	(368)	-6.8%	(1,977)	(1,865)	-6.0%
Total net revenues from continuing operations	$187,369	$172,963	8.3%	$756,345	$735,497	2.8%

	Three Months Ended			Year Ended
	June 29, 2014	June 30, 2013	% Change	June 29, 2014	June 30, 2013	% Change
Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$51,626	$51,024	1.2%	$164,792	$163,726	0.7%
	39.6%	40.5%		39.1%	39.8%

BloomNet Wire Service	11,334	10,700	5.9%	44,900	41,674	7.7%
	53.0%	52.2%		53.3%	50.9%

Gourmet Food & Gift Baskets	16,764	8,801	90.5%	105,092	98,839	6.3%
	46.8%	32.9%		41.7%	40.6%

Corporate	132	304	-56.6%	889	953	-6.7%
	67.0%	155.9%		111.5%	120.8%

Total gross profit from continuing operations	$79,856	$70,829	12.7%	$315,673	$305,192	3.4%
	42.6%	41.0%		41.7%	41.5%

	Three Months Ended			Year Ended
	June 29, 2014	June 30, 2013	% Change	June 29, 2014	June 30, 2013	% Change
EBITDA from continuing operations, excluding stock- based compensation:
Category Contribution Margin (**)
1-800-Flowers.com Consumer Floral	$13,978	$16,120	-13.3%	$40,252	$47,193	-14.7%
BloomNet Wire Service	6,672	6,814	-2.1%	26,715	25,611	4.3%
Gourmet Food & Gift Baskets	1,305	(6,581)	119.8%	27,122	20,345	33.3%
Segment Contribution Margin Subtotal	21,955	16,353	34.3%	94,089	93,149	1.0%
Corporate (*)	(11,796)	(10,943)	-7.8%	(50,535)	(48,565)	-4.1%
EBITDA from continuing operations	$10,159	5,410	87.8%	$43,554	44,584	-2.3%
Add: Stock-based compensation	1,173	886	32.4%	4,664	4,283	8.9%
EBITDA from continuing operations, excluding stock- based compensation	$11,332	$6,296	80.0%	$48,218	$48,867	-1.3%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands)

	Three Months Ended		Year Ended
	June 29, 2014	June 30, 2013	Jun 29, 2014	June 30, 2013
Reconciliation of income from continuing operations to income from continuing operations attributable to 1-800-FLOWERS.COM, Inc.
Income from continuing operations	$2,757	$538	$13,946	$15,722
Less: Net loss attributable to noncontrolling interest	(356)	-	(697)	-
Income from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	$3,113	$538	$14,643	$15,722

Net income per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc.
Basic	$0.05	$0.01	$0.23	$0.24
Diluted	$0.05	$0.01	$0.22	$0.24

Weighted average shares used in the calculation of net income per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc.
Basic	64,112	63,891	64,035	64,369
Diluted	66,157	66,620	66,460	66,792

	Three Months Ended		Year Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Reconciliation of Income from continuing operations attributable to 1-800- FLOWERS.COM, Inc. to EBITDA from continuing operations, excluding stock-based compensation (**):
Income (loss) from continuing operations attributable to 1-800-Flowers.com, Inc.	$3,113	$538	$14,643	$15,722
Add:
Interest expense and other, net	398	-	1,357	991
Depreciation and amortization	5,191	4,992	19,848	18,798
Income tax expense	1,813	-	8,403	9,073
Less:
Net loss attributable to noncontrolling interest	356	-	697	-
Interest income, net	-	32	-	-
Income tax benefit	-	88	-	-
EBITDA from continuing operations	$10,159	5,410	$43,554	44,584
Add: Stock-based compensation	1,173	886	4,664	4,283
EBITDA from continuing operations, excluding stock-based compensation	$11,332	$6,296	$48,218	$48,867

(*) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**) Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income

(net), nor does it include one-time charges or gains. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
Investor Contact:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media Contact:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com